EXHIBIT 99.1

Axe Compute and Duos Technologies Enter into Agreements For 55 MW of New AI Data Center Capacity Across Multiple U.S. Locations

55 MW agreements secure future AI data center capacity ahead of accelerating, market-wide demand

PITTSBURGH and JACKSONVILLE, Fla., Aug. 17, 2026 (GLOBE NEWSWIRE) -- Axe Compute Inc. (Nasdaq: AGPU), a neocloud AI infrastructure company delivering dedicated, bare-metal GPU compute and large-scale AI cluster build-outs at global scale, and Duos Technologies Group, Inc. (Nasdaq: DUOT), a leading provider of adaptive, modular, and scalable Edge Data Center solutions, today announced agreements adding up to 55 MW of AI data center capacity across multiple U.S. locations.

The agreements represent over $500 million in expected aggregate payments for dedicated AI data center capacity across multiple U.S. locations. The expansion is in addition to the companies' 10 MW deployment at Duos' facility in Georgia, where Duos is in the process of delivering for Axe Compute. That track record is the foundation for this next phase: more capacity, more locations, and the same standard of execution. Initial project readiness is targeted to begin in late 2026 and continue into early 2027, subject to construction, commissioning, and performance testing.

In addition, Duos and Axe Compute have executed nonbinding term sheets for minority investments by Axe Compute in the entities associated with the projects, with Axe Compute expected to hold 49% of the equity interests. These equity investments remain subject to definitive documentation, satisfaction of closing conditions, and the respective approval processes of both companies.

This is a meaningful step for Axe Compute: rather than renting space in someone else's facility, the company will own a stake in the buildings and power that serve its customers. Ownership gives Axe Compute additional long-term control over capacity and cost, a durable asset behind its multi-year customer contracts, and the ability to expand on its own timeline as demand grows. It is an expansion of the Axe Compute Build model at work: capacity that Axe Compute co-engineers, deploys, owns, and operates. Axe Compute’s investment also provides a non-dilutive financing model for Duos Technology to launch more data centers faster.

For customers, the expansion means more dedicated AI capacity can be ready sooner, at a time when power is scarce. Demand for AI compute is accelerating, and Axe Compute is securing capacity ahead of it to ensure that customer deployments are not waiting on real estate, power, or construction. The facilities are being designed around the density, cooling, and availability requirements of next-generation GPU systems. Duos' modular approach shortens the path from order to energization, and Axe Compute designs, deploys, and operates the infrastructure end to end, with enterprise-grade SLAs and 24/7 operations. The result is what customers sign with Axe Compute for: purpose-built AI infrastructure, delivered with speed and run with quality.

"When you find a partner that does a great job and you can trust, you want to do more business with them. That is what we have found in Duos," said Christopher Miglino, Chief Executive Officer of Axe Compute. "We see compute demand accelerating, and we are excited to deliver more Axe Compute Build contracts to our customers alongside a key partner."

"Signing these agreements marks an important step in expanding our relationship with Axe Compute and the Duos platform," said Duos CEO Doug Recker. "Our work in Georgia established a strong foundation, and this expansion demonstrates the scale of the opportunity and the accelerating demand for AI infrastructure. We believe Duos and Axe Compute can create a repeatable model for bringing purpose-built AI capacity to market."

ABOUT AXE COMPUTE

Axe Compute Inc. (Nasdaq: AGPU) is a neocloud AI infrastructure platform built on a fundamental premise: AI innovation should not be constrained by hardware choice or availability. The company provides enterprises and AI innovators with dedicated compute through two core offerings: Axe Compute Access, delivering a wide range of the latest high-performance GPU infrastructure across global locations, and Axe Compute Build, through which Axe Compute co-engineers, deploys, owns, and operates large-scale, dedicated AI infrastructure worldwide. All solutions are supported by enterprise-grade SLAs and operational expertise. Axe Compute is headquartered in Pittsburgh, Pennsylvania. For more information, visit axecompute.com.

ABOUT DUOS TECHNOLOGIES GROUP, INC.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, is focused on providing and managing modular data center colocation facilities and infrastructure solutions. Through its wholly owned subsidiaries Duos Edge AI, Inc., and Duos Technology Solutions, Inc., the Company delivers high function computing infrastructure at the “Edge” designed to support high power computing facilities suitable for AI and Enterprise Computing. Duos is strategically focused on scaling its edge data center platforms in conjunction with its data center infrastructure solutions business. It provides manufacturer-agnostic sourcing and fulfillment services to support efficient deployment of data centers and IT environments. Together, these platforms position the Company to address the growing demand for distributed digital infrastructure, while continuing to support legacy applications in Tier 3 and Tier 4 markets. For more information, visit www.duostech.com and www.duosedge.ai.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements regarding the relationship between Axe Compute and Duos, the signed service orders, and the planned facilities and capacity, including statements regarding expected capacity, locations, deployment and delivery, the contemplated investments and their funding, anticipated customer demand, and the potential benefits of the expanded partnership. Development of the planned facilities remains subject to required approvals, financing, final technical designs, site and power availability, construction and commissioning, and other conditions, and there can be no assurance that the planned facilities will be completed as described or at all. Forward-looking statements are subject to substantial risks and uncertainties that could cause actual results to differ materially, including those described in each company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and neither company undertakes any obligation to update them except as required by applicable law.

AXE COMPUTE INVESTOR CONTACT Erin McMahon, Axe Compute Inc., Investor Relations, ir@axecompute.com | axecompute.com | Nasdaq: AGPU

DUOS TECHNOLOGIES INVESTOR CONTACT Tom Colton and Greg Bradbury, Gateway Group, Inc., +1 949-574-3860, DUOT@duostech.com